The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 27, 2023

Pricing supplement
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 3-I dated April 13, 2023 and

underlying supplement no. 1-I dated April 13, 2023

Registration Statement Nos. 333-270004 and 333-270004-01 Dated April , 2023 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$
Digital Knock-Out Notes Linked to the S&P 500® Index due May 1, 2024
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a fixed return of at least 24.00%* at maturity, provided that, on any day during the Monitoring Period, the closing level of the S&P 500® Index is not greater than the Upper Barrier (at least 110.00% of the Index Strike Level) or less than the Lower Barrier (at most 80.00% of the Index Strike Level).
•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero and will not be greater than the Contingent Digital Return.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount:

The Additional Amount payable at maturity per $1,000 principal amount note will equal:

(i) if a Knock-Out Event has not occurred: $1,000 × the Contingent Digital Return; or

(ii) if a Knock-Out Event has occurred: $0

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is greater than the Upper Barrier or less than the Lower Barrier.
Upper Barrier:	At least 110.00% of the Index Strike Level
Lower Barrier:	At most 80.00% of the Index Strike Level
Contingent Digital Return:

At least 24.00%*, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,240.00.

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,240.00 per $1,000 principal amount note.

Monitoring Period:	The period from, and including, the Strike Date to, and including, the Valuation Date
Index Return:	(Ending Index Level – Index Strike Level) Index Strike Level
Index Strike Level:	4,055.99, the closing level of the Index on the Strike Date. The Index Strike Level is not determined by reference to the closing level of the Index on the Pricing Date.
Ending Index Level:	The closing level of the Index on the Valuation Date
Strike Date:	April 26, 2023
Pricing Date:	On or about April 27, 2023
Original Issue Date:	On or about May 2, 2023 (Settlement Date)
Valuation Date*:	April 26, 2024
Maturity Date*:	May 1, 2024
CUSIP:	48133WJW9
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $964.30 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1
Digital Knock-Out Notes Linked to the S&P 500® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Index Strike Level of 4,100, an Upper Barrier of 110.00%, a Lower Barrier of 80.00% and a Contingent Digital Return of 24.00%. The actual Upper Barrier, the Lower Barrier and the Contingent Digital Return will be provided in the pricing supplement. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,240.00 per $1,000 principal amount note. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

		A Knock-Out Event Has Not Occurred (1)		A Knock-Out Event Has Occurred (1)
Ending Index Level	Index Return	Total Return	Payment at Maturity	Total Return	Payment at Maturity
7,380.00	80.00%	N/A	N/A	0.00%	$1,000.00
6,970.00	70.00%	N/A	N/A	0.00%	$1,000.00
6,560.00	60.00%	N/A	N/A	0.00%	$1,000.00
6,150.00	50.00%	N/A	N/A	0.00%	$1,000.00
5,740.00	40.00%	N/A	N/A	0.00%	$1,000.00
5,330.00	30.00%	N/A	N/A	0.00%	$1,000.00
4,920.00	20.00%	N/A	N/A	0.00%	$1,000.00
4,510.00	10.00%	24.00%	$1,240.00	0.00%	$1,000.00
4,305.00	5.00%	24.00%	$1,240.00	0.00%	$1,000.00
4,202.50	2.50%	24.00%	$1,240.00	0.00%	$1,000.00
4,100.00	0.00%	24.00%	$1,240.00	0.00%	$1,000.00
3,997.50	-2.50%	24.00%	$1,240.00	0.00%	$1,000.00
3,895.00	-5.00%	24.00%	$1,240.00	0.00%	$1,000.00
3,690.00	-10.00%	24.00%	$1,240.00	0.00%	$1,000.00
3,280.00	-20.00%	24.00%	$1,240.00	0.00%	$1,000.00
2,870.00	-30.00%	N/A	N/A	0.00%	$1,000.00
2,460.00	-40.00%	N/A	N/A	0.00%	$1,000.00
2,050.00	-50.00%	N/A	N/A	0.00%	$1,000.00
1,640.00	-60.00%	N/A	N/A	0.00%	$1,000.00
1,230.00	-70.00%	N/A	N/A	0.00%	$1,000.00
820.00	-80.00%	N/A	N/A	0.00%	$1,000.00
410.00	-90.00%	N/A	N/A	0.00%	$1,000.00
0.00	-100.00%	N/A	N/A	0.00%	$1,000.00

(1) A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is greater than the Upper Barrier or less than the Lower Barrier.

JPMorgan Structured Investments —	PS- 2
Digital Knock-Out Notes Linked to the S&P 500® Index

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Index Strike Level of 4,100.00 to an Ending Index Level of 4,500.00. A Knock-Out Event occurred during the Monitoring Period.

Because a Knock-Out Event occurred during the Monitoring Period, even though the Ending Index Level is not greater than the Upper Barrier, the Additional Amount equals zero and the total Payment at Maturity will be $1,000.00 per $1,000 principal amount note.

Example 2: The level of the Index increases from the Index Strike Level of 4,100.00 to an Ending Index Level of 4,500.00. A Knock-Out Event did not occur during the Monitoring Period.

Because a Knock-Out Event did not occur during the Monitoring Period, the investor receives an Additional Amount of $240.00 per $1,000 principal amount note, calculated as follows:

$1,000 × 24.00% = $240.00

Accordingly, the total Payment at Maturity will be $1,240.00 per $1,000 principal amount note.

Example 3: The level of the Index decreases from the Index Strike Level of 4,100.00 to an Ending Index Level of 3,300.00. A Knock-Out Event occurred during the Monitoring Period.

Because a Knock-Out Event occurred during the Monitoring Period, even though the Ending Index Level is not less than the Lower Barrier, the Additional Amount equals zero and the total Payment at Maturity will be $1,000.00 per $1,000 principal amount note.

Example 4: The level of the Index decreases from the Index Strike Level of 4,100.00 to an Ending Index Level of 3,300.00. A Knock-Out Event did not occur during the Monitoring Period.

Because a Knock-Out Event did not occur during the Monitoring Period, the investor receives an Additional Amount of $240.00 per $1,000 principal amount note, calculated as follows:

$1,000 × 24.00% = $240.00

Accordingly, the total Payment at Maturity will be $1,240.00 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Digital Knock-Out Notes Linked to the S&P 500® Index

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL — If the closing level of the Index remains between the Upper Barrier and the Lower Barrier on each day during the Monitoring Period, you will receive a fixed return equal to the Contingent Digital Return of at least 24.00% at maturity, which also reflects the maximum return on the notes at maturity. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,240.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE S&P 500® INDEX — The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Notes with a Term of Not More than One Year” in the accompanying product supplement no. 3-I. In the opinion of our special tax counsel, Latham & Watkins LLP, the notes will be treated as “short-term obligations” for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences— Tax Consequences to U.S. Holders —Notes with a Term of Not More than One Year” in the accompanying product supplement. No statutory, judicial or administrative authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. If you hold your notes to maturity, any gain you realize should be treated as ordinary income. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of the notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes.

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes Treated as Debt Instruments That Have a Term of Not More than One Year”) in the accompanying product supplement, constitutes the full opinion of Latham & Watkins LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

JPMorgan Structured Investments —	PS- 4
Digital Knock-Out Notes Linked to the S&P 500® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — If a Knock-Out Event has occurred on any day during the Monitoring Period, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If a Knock-Out Event has not occurred, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an Additional Amount equal to the Contingent Digital Return of at least 24.00%, regardless of any appreciation of the Index, which may be significant.
•	A KNOCK-OUT EVENT MAY OCCUR ON ANY DAY DURING THE MONITORING PERIOD, INCLUDING THE PERIOD BETWEEN THE STRIKE DATE AND THE SETTLEMENT DATE — The Monitoring Period is the period from, and including, the Strike Date to, and including, the Valuation Date. If, on any day during the Monitoring Period (including the period between the Strike Date and the Settlement Date), the closing level of the Index is greater than the Upper Barrier or less than the Lower Barrier (i.e., a Knock-Out Event occurs), you will receive only the principal amount of your notes at maturity, regardless of any appreciation or depreciation of the Index, which may be significant. Accordingly, your ability to earn any return on the notes terminates if a Knock-Out Event occurs on any day during the Monitoring Period.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Index would have.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the Upper Barrier, the Lower Barrier, the Contingent Digital Return and the estimated value of the notes will be provided in the pricing supplement and may be as low (or, in the case of the Lower Barrier, as high) as the minimums (or, in the case of the Lower Barrier, the maximum) set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

JPMorgan Structured Investments —	PS- 5
Digital Knock-Out Notes Linked to the S&P 500® Index

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity”.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDEX — JPMorgan Chase & Co. is currently one of the companies that make up the Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index.

JPMorgan Structured Investments —	PS- 6
Digital Knock-Out Notes Linked to the S&P 500® Index

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 5, 2018 through April 21, 2023. The closing level of the Index on April 26, 2023 was 4,055.99.

We obtained the closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases

JPMorgan Structured Investments —	PS- 7
Digital Knock-Out Notes Linked to the S&P 500® Index

of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 8
Digital Knock-Out Notes Linked to the S&P 500® Index